Exhibit 99.1

CytoBioscience, Inc. Announces Merger
With WestMountain Company

San Antonio, TX – (Accesswire) – March 23, 2018 – CytoBioscience, Inc. (the "Company"), a revenue-generating ion channel screening business providing medical instrumentation and research services to organizations in the pharmaceutical and drug research market, today announced that it has closed a merger (the "Merger") with WestMountain Company (OTCBB: WASM) ("WestMountain"), effective March 19, 2018.
On March 19, 2018, WestMountain entered into a Merger Agreement with CytoBioscience, Inc., a Delaware corporation (the "Merger Agreement"). As per the terms of the Merger Agreement, a subsidiary of WestMountain merged into CytoBioscience, with CytoBioscience surviving the merger and becoming a wholly-owned subsidiary of WestMountain, and the shareholders of CytoBioscience becoming shareholders of WestMountain.  Pursuant to terms of the Merger Agreement, all outstanding shares of capital stock of CytoBioscience were cancelled and exchanged for the issuance of 42,522,598 shares of common stock of WestMountain. In addition, warrants to purchase 2,040,000 shares of Common Stock of WestMountain were issued in exchange for all outstanding warrants of CytoBioscience, which were cancelled. The closing of the Merger on March 19, 2018 resulted in a change of control of WestMountain. The shares of WestMountain common stock issued to CytoBioscience's shareholders in the Merger constitute approximately 74% of the issued and outstanding shares of WestMountain's common stock as of and immediately after the consummation of the Merger. All of the newly issued shares will be subject to a lock-up agreement which prohibits sales for a period of at least two years. In addition, the directors of the WestMountain will seek shareholder approval to change the name of WestMountain to CytoBioscience, Inc., and new directors will be appointed to the board 10 days after the filing of a Schedule 14f-1 with the Securities and Exchange Commission. In connection with the Merger, Brian L. Klemsz resigned as an officer of WestMountain, and James Garvin, Chief Executive Officer of CytoBioscience, became Chief Executive Officer of WestMountain, Dr. Thomas Knott as the Chief Science Officer of WestMountain, and Henry Bourg became Chief Financial Officer of WestMountain.
Dr. Garvin said "We very excited about the opportunities this merger gives our combined company and we look forward and are enthusiastic about the new possibilities ahead for us."
For further information regarding certain terms and conditions contained in the merger agreement, please see WestMountain's Current Report on Form 8-K, which will be filed in connection with this transaction.
About CytoBioscience, Inc.
Headquartered in San Antonio, Texas, CytoBioscience is a revenue-generating ion channel screening business providing medical instrumentation and research services to organizations in the pharmaceutical and drug research market.

CytoBioscience's flagship precision instrument is the CytoPatch Freedom, for which the company also develops and manufactures various cell lines and related consumables used in research and drug development.  The company, as well, conducts CRO services, using the Freedom, for a growing list of clients in drug development and  research
In addition to the Freedom, the company's HSC instrument, is used to determine and optimize the solubility of protein drugs – solubility is a key factor in protein based drug development. Soluble Bioscience, a wholly owned subsidiary, makes the HSC instrument.
For more information on CytoBioscience, please visit our website at http://www.cytobioscience.com.
Forward-Looking Statements
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